Exhibit (b)(1)

FIFTH AMENDED AND RESTATED BY-LAWS
OF
NAVIGATOR SECURITIES LENDING TRUST

ARTICLE 1

Agreement and Declaration of Trust and Principal Office

1.1 Agreement and Declaration of Trust. These By-Laws shall be subject to the Master Trust Agreement, as from time to time in effect (the "Declaration of Trust"), of Navigator Securities Lending Trust, the Massachusetts business trust established by the Declaration of Trust (the "Trust").

1.2 Principal Office of the Trust. The principal office of the Trust shall be located in Boston, Massachusetts.

ARTICLE 2

Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Trustees, the President or the Treasurer or by two or more Trustees, suffi-cient notice thereof being given to each Trustee by the Secre-tary or an Assistant Secretary or by the officer of the Trustees calling the meeting.

2.3 Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is pres-ent, and the meeting may be held as adjourned without further notice.

2.5 Participation by Telephone. One or more of the Trustees or of any committee of the Trustees may participate in a meeting thereof by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

ARTICLE 3

Officers

3.1 Enumeration; Qualification. The Trustees may, but are not required to, elect or appoint officers of the Trust. The officers of the Trust, if officers are elected or appointed, shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer, an Anti-Money Laundering Compliance Officer, Vice Presidents, and Assistant Treasurers, Assistant Secretaries and Assistant Vice Presidents, if any, as the Trustees from time to time may in their discre-tion elect or as appointed from time to time pursuant to authority delegated by the Trustees. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Trustees may elect or appoint, from time to time, a Trustee to act as Chairman of the Trustees who shall preside at all meetings of the Trustees and carry out such other duties as the Trustees shall designate. The position of Chairman of the Trustees shall not be an office of the Trust. However, an officer of the Trust may serve as Chairman of the Trustees provided that the Trust does not rely on any rules under the Investment Company Act of 1940 (the “1940 Act”) which require such Chairman to be a Trustee who is not an "interested person" of the Trust as defined in the 1940 Act. The Chairman of the Trustees shall be a Trustee and may but need not be a shareholder; and any other officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.

3.2 Election. If the Trustees choose to have a Presi-dent, a Treasurer, or a Secretary, such officers shall be elected annually by the Trustees at a meeting held within the first six months of the Trust's fiscal year. The meeting at which the officers are elected shall be known as the annual meeting of Trustees. Other officers, if any, may be elected or appointed by the Trustees at said meeting or at any other time. Vacancies in any office may be filled at any time.

3.3 Tenure. The President, the Treasurer, and the Secretary, if elected, shall hold office until the next annual meeting of the Trustees and until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disquali-fied. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees. The Chairman of the Trustees shall serve in such capacity for such time and with such authority as the Trustees may, in their discretion, so designate.

3.4 Powers. Subject to the other provisions of these By-Laws, if officers are elected or appointed, each officer shall have, in addition to the duties and powers set forth below in subsections 3.4(a) through 3.4(i) and in the Declaration of Trust, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate. If no officers are elected or appointed, agents of the Trust selected by the Trustees may exercise the duties and powers set forth below in subsections 3.4(a) through 3.4(i) and in the Declaration of Trust, as well as such duties and powers as are commonly incident to those offices as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

(a) Chairman; President. Unless the Trustees otherwise provide, the Chairman of the Trustees, or, if there is none, or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. The President shall be the chief executive officer.

(b) Vice President. The Vice President, or if there be more than one Vice President, the Vice Presidents in the order determined by the Trustees (or if there be no such determina-tion, then in the order of their election) shall in the absence of the President or in the event of his inability or refusal to act, perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restric-tions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Trustees may from time to time prescribe.

(c) Treasurer. The Treasurer shall be the chief financial officer, principal accounting officer, and principal financial officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

(d) Deputy Treasurer. The Deputy Treasurer, or, if there shall be more than one, the Deputy Treasurers as determined by the Trustees, President or Treasurer, shall, in the absence or disability of the Treasurer or at the direction of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Trustees, or the President, may from time to time prescribe.

(e) Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers, in the order determined by the Trustees (or if there be no such determination, then in the order of their election), shall perform certain duties of the Treasurer which the Trustees, President, Treasurer, or Deputy Treasurer, may from time to time prescribe.

(f) Secretary. The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the princi-pal office of the Trust. In the absence of the Secretary from any meeting of the shareholders or Trustees, an assistant secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

(g) Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Trustees (or if there be no determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secre-tary and shall perform such other duties and have such other powers as the Board of Trustees may from time to time prescribe.

(h) Assistant Vice Presidents. With respect to each Assistant Vice President and the Vice President to whom such Assistant Vice President reports, such Assistant Vice President, or if there be more than one, the Assistant Vice President reporting to a given Vice President in the order determined by the Trustees (or if there be no determination, then in the order of their election), shall, in the absence of such Vice President or in the event of his inability or refusal to act, perform the duties and exercise the powers of such Vice President and shall perform such other duties and have such other powers as the Board of Trustees may from time to time prescribe.

(i) Chief Compliance Officer. The Chief Compliance Officer (the “CCO”) shall perform the functions of the Trust’s chief compliance officer as described in Rule 38a-1 under the 1940 Act. The CCO shall have primary responsibility for administering the Trust’s compliance policies and procedures adopted pursuant to Rule 38a-1 (the “Compliance Program”) and reviewing the Compliance Program, in the manner specified in Rule 38a-1, at least annually, or as may be required by Rule 38a-1, as may be amended from time to time. The CCO shall report directly to the Board of Trustees regarding the Compliance Program.

(j) Anti-Money Laundering Compliance Officer. The Anti-Money Laundering Compliance Officer (the “AML Compliance Officer”) shall perform the functions of the Trust’s anti-money laundering compliance officer as described in the Trust’s Anti-Money Laundering Policies and Procedures (the “AML Policy”). The AML Compliance Officer shall be responsible for the oversight of the AML Policy.

3.5 Resignations and Removals. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Secre-tary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

Committees

4.1 General. The Trustees, by vote of a majority of the Trustees then in office, may elect from their number an Execu-tive Committee or other committees and may delegate thereto some or all of their powers except those which by law, by the Declaration of Trust, or by these By-Laws may not be dele-gated. Except as the Trustees may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Trustees or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Trustees them-selves. All members of such committees shall hold such offices at the pleasure of the Trustees. The Trustees may abolish any such committee at any time. Any committee to which the Trust-ees delegate any of their powers or duties shall keep records of its meetings and shall report its action to the Trustees. The Trustees shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE 5

Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declara-tion of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

Fiscal Year

6.1 General. The fiscal year of the Trust shall be fixed by resolution of the Trustees.

ARTICLE 7

Seal

7.1 General. The seal of the Trust shall consist of a flat-faced die with the word "Massachusetts," together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trust-ees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instru-ment or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8

Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obliga-tions made by the Trustees may be signed by the President, any Vice President, the Treasurer, any Assistant Treasurer, Secretary or any Assistant Secretary, and need not bear the seal of the Trust. The Chairman of the Trustees, President, Treasurer or Secretary may determine which persons have authority to sign any documents on behalf of the Trust and establish related policies.

ARTICLE 9

Issuance of Share Certificates

9.1 Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the
Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates either in limited cases or to all sharehold-ers. In that event, a shareholder may receive a certificate stating the number of shares owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the president or a vice presi-dent and by the treasurer or assistant treasurer. Such signa-tures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certifi-cate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

9.2 Loss of Certificates. In case of the alleged loss or destruction or the mutilation of a share certificate, a dupli-cate certificate may be issued in place thereof, upon such terms as the Trustees shall prescribe.

9.3 Issuance of New Certificate to Pledgee. The Trustees may in their discretion, or the Treasurer may pursuant to authority delegated by the Trustees, institute a policy of enabling a pledgee of shares transferred as collateral security to obtain a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder, and entitled to vote thereon.

9.4 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10

Dealings with Trustees and Officers

10.1 General. Any Trustee, officer or other agent of the Trust may acquire, own and dispose of shares of the Trust to the same extent as if he were not a Trustee, officer or agent; and the Trustees may accept subscriptions to shares or repurchase shares from any firm or company in which any Trustee, officer or other agent of the Trust may have an interest.

ARTICLE 11

Shareholders

11.1 Shareholder Meeting; Adjournment by Chair. Any meeting of shareholders may, by action of the Chair of the meeting, be adjourned from time to time without notice other than announcement at the meeting at which the adjournment is taken with respect to one or more matters to be considered at such meeting to a designated time and place within a reasonable time after the date set for the original meeting (not to exceed six months from the date set for the original meeting), whether or not a quorum is present with respect to such matter.

11.2 Record Dates for Meetings of Shareholders. The Board of Trustees may delegate to an officer of the Trust the power to fix a record date for purposes of determining the shareholders of any series or class who are entitled to vote or act at any meeting or any adjournment(s) or postponement(s) thereof; such record date shall be set in advance and shall be not more than 90 days before the date of the meeting of shareholders.

ARTICLE 12

Amendments to the By-Laws

12.1 General. These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

Adopted:	February 26, 1996
Amended:	May 24, 2004
February 14, 2006
Amended and Restated: March 8, 2016
Amended and Restated: June 1, 2016